Exhibit (d)(2)
CONFIDENTIALITY AGREEMENT
          This CONFIDENTIALITY AGREEMENT (this “Agreement”) is dated as of May 22, 2007, and is by and between Dade Behring Holdings, Inc. (the “Company”) and Siemens Medical Solutions U.S.A., Inc. (“Recipient”). Recipient and the Company are sometimes collectively referred to herein as the “Parties” and individually as a “Party.” Certain capitalized terms used herein have the meanings set forth in Section 9.
W I T N E S S E T H:
          WHEREAS, Recipient desires that the Company provide certain information in order to enable Recipient to evaluate the possibility of entering into a definitive agreement with respect to the acquisition of the Company by Recipient (the “Transaction”).
          WHEREAS, during the course of any discussions or negotiations regarding the Transaction, the Company will from time to time provide Recipient with confidential information.
          WHEREAS, the Company desires to preserve its employee base, business operations and capital structure free from the disruption that could arise from the misuse of such confidential information.
          NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto expressly agree as follows:
          1. Evaluation Material. The term “Evaluation Material” means any and all information, in any form or medium, written or oral, concerning or relating to the Company (whether prepared by the Company, its Representatives or otherwise, and irrespective of the form or means of communication and whether it is labeled or otherwise identified as confidential) that is furnished to or on behalf of Recipient by or on behalf of the Company, including without limitation all oral and written information relating to financial statements, projections, evaluations, plans, programs, customers, suppliers, facilities, equipment and other assets, products, processes, manufacturing, marketing, research and development, trade secrets, know-how, patent applications that that have not been published, technology and other confidential information and intellectual property of the Company. In addition, “Evaluation Material” shall be deemed to include all notes, analyses, studies, interpretations, memoranda and other documents, material or reports (in any form or medium) prepared by Recipient or any of its Representatives that contain, reflect or are based upon, in whole or part, the information furnished to or on behalf of Recipient as contemplated hereby. The term “Evaluation Material” shall not include information that: (a) is or becomes available to the public generally, other than as a result of disclosure by Recipient or one of its Representatives in breach of the terms of this Agreement; or (b) becomes available to Recipient from a source other than the Company or one of its Representatives, including without limitation prior to the date hereof, provided that, to the best of Recipient’s knowledge, such source is not bound by a confidentiality agreement with or does not have a contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information or (c) was known to Recipient or its Representatives prior to the receipt thereof from the Company or its Representatives, or (d) is independently developed by Recipient or its Representatives as demonstrated through written records..
          2. Use of Evaluation Material and Confidentiality.
     (a) Recipient agrees that it and its Representatives shall use the Evaluation Material of the Company solely for the purpose of evaluating and negotiating the possible Transaction, that neither Recipient nor any of its Representatives will use any of the Evaluation Material in any way that could be directly or indirectly detrimental to the Company, and that the Evaluation Material will be kept confidential and that neither Recipient nor any of its Representatives will disclose any Evaluation Material in any manner whatsoever, and Recipient further agrees to protect the Evaluation Material against disclosure; provided, however that Recipient may disclose Evaluation Material as follows: (i) to such of its Representatives who need such information for the sole purpose of evaluating and negotiating the possible Transaction, it being understood that such Representatives shall be informed in advance by Recipient of the confidential nature of such information; (ii) as expressly contemplated by this Agreement; and (iii) in all other cases, only if and to the extent that the Company gives its prior written consent to such disclosure.
     (b) As a condition to the furnishing of Evaluation Material to the Representatives of Recipient, Recipient shall cause its Representatives to treat such information in accordance with the provisions of this Agreement and to perform or to comply with the obligations of Recipient with respect to the Evaluation Material as contemplated hereby. Recipient agrees that it will be fully responsible for any breach of any of the provisions of this Agreement by its Representatives.
     (c) The Parties agree that, without the prior written consent of the other Party, neither Party nor its Representatives shall disclose to any person the fact that the Evaluation Material has been made available to (or requested by) it/them, the fact that discussions or negotiations are taking place or have taken place concerning a possible Transaction between the Parties, the existence of this Agreement or anything that might identify the Company as exploring or having explored a possible Transaction or any similar transaction with Recipient; provided that either Party may make such disclosure as it determines in good faith and upon the advice of counsel is required by law (in which event such Party shall consult with the other Party as early as possible prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).
     (d) The Parties agree that, without the prior written consent of the other Party, neither Party nor its Representatives shall disclose to any other person (including without limitation by issuing a press release or otherwise making any public statement) any of the terms, conditions or other information with respect to the Transaction, including the status thereof; provided that either Party may make such disclosure as it determines in good faith and upon the advice of counsel is required by law (in which event such Party shall consult with the other Party as early as possible prior to any such disclosure regarding the nature, timing, extent and form of such disclosure).

     (e) If Recipient or any of its Representatives are requested or required to disclose any Evaluation material by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar process, Recipient shall provide the Company with prompt written notice of any such request or requirement so that the Company has an opportunity to seek a protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. If the Company waives compliance with the provisions of this Agreement with respect to a specific request or requirement, Recipient and its Representatives shall disclose only that portion of the Evaluation Material that is expressly covered by such waiver and which is necessary to disclose in order to comply with such request or requirement. If (in the absence of a waiver by the Company) the Company has not secured a protective order or other appropriate remedy, and Recipient or one of its Representatives is nonetheless then legally compelled to disclose any Evaluation Material, Recipient or such Representative may, without liability hereunder, disclose only that portion of the Evaluation Material that is necessary to be disclosed. In the event that disclosure is made in accordance with this subsection, Recipient shall exercise and cause its Representatives to exercise commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including obtaining reliable assurance at the sole expense of the Recipient that confidential treatment shall be accorded any Evaluation Material so furnished.
     (f) Upon the written request of the Company, Recipient shall at its option, either promptly deliver or cause to be delivered to the Company, or destroy, all Evaluation Material furnished to it or to any of its Representatives, together with all copies of such Evaluation Material (including without limitation electronic copies), and an officer of Recipient shall certify promptly in writing to the Company that all such Evaluation Material has been returned or destroyed. Upon the written request of the Company, Recipient shall promptly destroy, to the extent practicable, all Evaluation Material prepared by it or any of its Representatives, together with all copies thereof (including, without limitation, electronic copies) and an officer of Recipient shall certify promptly in writing to the Company that such destruction has been accomplished. Notwithstanding the return or destruction of the Evaluation Material as contemplated by this subsection, Recipient and its Representatives will continue to be bound by the terms of this Agreement with respect thereto, including all obligations of confidentiality.
     (g) Nothing herein shall be deemed to limit or restrict Recipient from disclosing any information, including Evaluation Material, in any action or proceeding by Recipient to enforce any rights that Recipient may have against the Company; provided that Recipient shall, to the extent reasonable and not prejudicial to its rights, cooperate with the Company to protect the confidentiality of such information, whether by means of a protective order, production under seal or otherwise.
          3. No Liability, Reliance or Obligation. Each Party hereto understands and acknowledges that the other Party shall not be committed or liable in any way with respect to any Transaction or to any matters discussed or negotiated unless and until a formal written agreement with respect thereto is executed by an authorized officer of each Party, and that neither Party shall have any liability to the other Party in the event that, for any reason whatsoever, no such formal written agreement is executed, except for any breach of the terms of this Agreement.

Neither Party shall have any obligation to commence or continue discussions or negotiations, to provide or receive any Evaluation Material, to reach or execute any agreement or to refrain from entering into or continuing any discussions, negotiations and/or agreements at any time with any third party, unless and until a formal written agreement is executed by the Company and Recipient, and only to the extent provided therein. Except as set forth in any formal written agreement executed by the Company and Recipient, neither Recipient nor any of its Representatives shall be entitled to rely on any statement, promise, agreement or understanding, whether written or oral, or any custom, usage of trade, course of dealing or conduct. In addition, Recipient understands and acknowledges that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and that neither the Company nor any of its Representatives shall have any liability whatsoever to Recipient or to any of its Representatives relating to or resulting from the Evaluation Material or any errors therein or omissions therefrom.
          4. Diligence Process. Until any of the events set forth in clauses (A), (B) or (C) of the last sentence of Section 6 occurs, Recipient shall cause its Representatives not to initiate or maintain contact with any stockholder, director, officer, employee, partner, manager, member, agent, customer, supplier or lender of the Company with respect to or relating in any way to the Transaction, or in which the Transaction is discussed or referred to directly or indirectly, except as specifically authorized in writing by the Company and as provided in this Section. Recipient hereby agrees to submit or direct to the designee or designees of the Company all (a) communications regarding the Transaction, (b) requests for additional information, (c) requests for facility tours or management or employee meetings or conversations and (d) discussions or questions regarding procedures.
          5. Non-Solicitation and Non-Hire of Employees. Recipient acknowledges that the employees of the Company are a key component to the success of the Company and that the preservation of the employee base of the Company is critical to, among other things, the prospects of the Company. Consequently, Recipient has agreed to the following non-solicitation and non-hire provisions. Recipient agrees that, for a period of twelve (12) months from the date hereof, it shall not solicit any individual whom Recipient initially meets or is informed of in connection with its evaluation of a Transaction who is an employee of the Company, as of the date hereof or at any time hereafter and prior to the termination of discussions by the Parties with respect to a Transaction, to leave his or her employment with the Company or in any way interfere with the employment relationship between the Company and any of its employees; provided that this restriction shall not apply to (i) any employee who as of the date hereof has already entered into employment discussions with Recipient or contacted Recipient to initiate such discussions, or (ii) any former employee who has not been employed by the Company for a period of at least six (6) months, but only if the non-solicitation provisions contained in this Section were not breached by Recipient at or at any time prior to the cessation of employment with respect to such employee; provided further that generalized advertisement of employment opportunities (not focused specifically on or directed in any way at the employees or an employee of the Company) shall not be deemed to cause a breach of this non-solicitation restriction. Recipient also agrees that, for a period of twelve (12) months from the date hereof, it shall not hire or otherwise engage any individual who Recipient initially meets or is informed of in connection with its evaluation of a Transaction who is an employee of the Company as of the date hereof or at any time hereafter and prior to the termination of discussions by the Parties with respect to a Transaction; provided that this restriction shall not apply to (i) any employee who as of the date hereof has already entered into employment discussions with Recipient or contacted Recipient to initiate such discussion or (iii) any employee who has not been employed by the Company for a period of at least six (6) months, but only if the non-solicitation provisions contained in this Section were not breached by Recipient at or at any time prior to the cessation of employment with respect to such employee.
          6. Standstill. Recipient hereby agrees that for a period of one (1) year from the date hereof, Recipient and its Affiliates will not (and neither Recipient nor its Affiliates will assist, provide or arrange financing to or for others or encourage others to), directly or indirectly, acting alone or in concert with others, unless specifically invited on an unsolicited basis in advance by the board of directors of the Company: (i) acquire or agree, offer, seek or propose to acquire (or request permission to do so), ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of any of the assets or businesses of the Company or any securities issued by the Company, or any option or other right to acquire such ownership (including from a third party), except for amounts of less than five (5%) percent of any class of outstanding securities for purposes of asset or treasury management, pension trusts, benefit plans and trusts, and similar purposes; (ii) seek or propose to influence or control the management or the policies of the Company other than as set forth in a definitive agreement between the Parties, if any, relating to a Transaction or to obtain representation on the board of directors (or any committee thereof) of the Company, or solicit or participate in the solicitation of, any proxies or consents with respect to any securities of the Company; (iii) seek or propose to have called, or cause to be called, any meeting of stockholders of the Company; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing; (v) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; (vi) other than as set forth in a definitive agreement between the Parties, if any, relating to a Transaction propose or seek to propose any business combination, recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; (vii) disclose any intention, plan or arrangement inconsistent with any of the foregoing; or (viii) seek to have the Company amend or waive any provision of this Section. Recipient agrees to advise the Company promptly of any inquiry or proposal made to it with respect to any of the foregoing. Recipient further agrees that, during the period referred to by a Transaction principal in the first sentence of this Section, neither it nor any of its Affiliates will, without the written consent of the Company, take any action with respect to the Company or any of the subsidiaries of the Company with the intention of requiring or causing the Company to make a public announcement regarding (i) such initiative or other action, (ii) any of the activities, events or circumstances referred to in the preceding sentences of this Section, (iii) the possibility of a Transaction, any similar transaction or the pursuit of strategic alternatives or any strategic alternative by the Company or (iv) the possibility of Recipient or any other person acquiring control of the Company whether by means of a business combination or otherwise. The prohibitions set forth in clauses (i), (ii), (iii), (vi), (vii) and (viii) of the first sentence of this Section, and in the second sentence of this Section , shall no longer apply in the event (A) the Company enters into a definitive agreement with respect to any of the transactions referenced in clause (i) of the first sentence of this Section, (B) another person announces a tender offer to obtain ownership of the Company, or (C) the Company voluntarily files a petition in bankruptcy or is the subject of an involuntary petition in bankruptcy.

          7. Remedies. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by Recipient or any of its Representatives and that the Company may be entitled to equitable relief, including injunction and specific performance, as a remedy of such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the Company. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party or any of its Representatives has breached this Agreement, or if a Party does not prevail in any such action, such breaching or non-prevailing Party shall be liable for and pay to the other Party on demand the reasonable legal fees and expenses incurred by the non-breaching or prevailing Party in connection with such litigation, including any appeal therefrom. The restrictions expressed in this Agreement in no way supercede or eliminate any rights which a Party may have pursuant to any other Federal or state law.
          8. Indemnification. Recipient agrees to indemnify, defend and hold harmless the Company from and against any and all losses, damages, liabilities, assessments, costs, charges or claims (including without limitation reasonable attorneys’ fees and costs) incurred or suffered by the Company as a result of or arising out of any breach by Recipient or any of its Affiliates or Representatives of the obligations of Recipient under this Agreement.
          9. Certain Definitions.
     “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Representatives” means the directors, officers, partners, managers, members, employees, advisors, agents and other representatives of a Party, including without limitation attorneys, accountants, consultants and financial advisors, but not including any Sources of Financing.
     “Sources of Financing” means any joint venture participant, source of debt or equity financing or any other third-party financing source with respect to the Transaction.
          10. Waivers and Amendments. No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other exercise thereof or the exercise of any other right, power or privilege hereunder. No alteration, amendment, change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each Party. No provision hereof or right hereunder may be waived except by a separate written letter executed by an authorized officer of the waiving Party, which writing expressly waives an identified portion of this Agreement.
          11. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) or five business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each Party at the address indicated on the signature page to this Agreement or to such other address or to the attention of such other person as the recipient Party has specified by prior written notice to the sending Party.
          12. Choice of Law/Consent to Jurisdiction. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to the conflicts of laws principles thereof. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the federal and state courts in the State of Delaware for any action, suit or proceeding arising out of or related hereto. Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement in the federal and state courts of the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum.
          13. Severability. If any provision or portion of this Agreement should be determined by any court or agency of competent jurisdiction to be invalid, illegal or unreasonable, in whole or in part in any jurisdiction, and such determination should become final, such provision or portion shall be deemed to be severed in such jurisdiction, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable, and this Agreement as thus amended shall be enforced in such jurisdiction to give effect to the intention of the Parties insofar as that is possible, and further, the Agreement shall continue without amendment in full force and effect in all other jurisdictions. In the event of any such determination, the Parties shall negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof.
          14. Construction. For purposes of Section 1 through and including Section 7 hereof, reference to Recipient shall also include the subsidiaries and Affiliates of Recipient, and Recipient will be responsible for any breach of the provisions of this Agreement by its subsidiaries and Affiliates and any other person to whom Recipient (or its Representatives) provides any Evaluation Material. The term “person” as used in this Agreement shall be interpreted broadly to include the media and any corporation, group, individual or other entity. The word “including” (and all variations) shall mean including without limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          15. Termination; Duration of Obligations. This Agreement may be immediately terminated by either Party or by written notice with respect to subsequent disclosures of Evaluation Material and, unless sooner terminated by the Parties hereto, shall so terminate one (1) year from the date hereof unless a specific provision by its terms survive a shorter or longer period in which case that specific provision shall survive for such specified shorter or longer period; provided, however, that the obligations concerning confidentiality, use and disclosure of the Evaluation Material set forth in Section 2 hereof shall continue until two (2) years after the date hereof, subject, however, to the exclusions from the definition of Evaluation Material set forth in the last sentence of Section 1 hereof.
          16. Jurisdiction. Notwithstanding anything to the contrary herein or which may be based on facts or circumstances pertaining to this Agreement or the Evaluation Materials provided hereunder or otherwise, the Company and its Representatives hereby agree that Recipients’ parent, Siemens, Atkiengesellschaft, is not subject to the jurisdiction of the courts of the United States or any state hereof with respect to this Agreement or the Evaluation Materials and that the Company will bring no action against Siemens AG in such U.S. courts in respect to this Agreement or the Evaluation Materials; provided, that nothing herein shall affect the Company’s or its Representatives rights, if any, to pursue any claim whatsoever against Siemens AG in the courts of the Federal Republic of Germany.
          17. Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. A facsimile copy of this Agreement or any signatures hereon shall be considered as originals for all purposes.
          18. Successors and Assigns. The benefits of this Agreement shall inure to the respective successors and assigns of the Parties hereto, and the obligations and liabilities assumed in this Agreement by the Parties hereto shall be binding upon their respective successors and assigns.
          19. Headings. The headings to the Sections and subsections contained herein are for identification purposes only and are not to be construed as part of this Agreement.
          20. Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto and supersedes any and all prior agreements, arrangements and understandings, written or oral, relating to the matters provided for herein. This Agreement shall become binding on the Parties hereto when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party.

     IN WITNESS WHEREOF, the Parties hereto have executed or caused this Confidentiality Agreement to be executed by their duly authorized officers as of the day and year first written above.

DADE BEHRING HOLDINGS, INC.

By:	/s/ Lance Balk

Name:	Lance Balk
Title:	General Counsel

Address:

1717 Deerfield Road Deerfield, IL 60015-0778 Attention: General Counsel Facsimile: (847) 267-6024

SIEMENS MEDICAL SOLUTIONS U.S.A., INC.

By:	/s/ Erich Reinhardt

Name:	Erich Reinhardt
Title:	CEO

By:	/s/ Klaus P. Stegemann

Name:	Klaus P Stegemann
Title:	CFO

Address:

51 Valley Stream Parkway Malvern, PA 19355 Attention: Chairman Facsimile: (212) 258-4490